EXHIBIT 99.5

FORM OF LETTER
CEMTREX, INC.

Subscription Rights to Purchase Units

Offered Pursuant to Subscription Rights Distributed to Stockholders of

Cemtrex, Inc.

_____, 2016

To Our Clients:

Enclosed for your consideration are a prospectus, dated _____, 2016 (and the “Instructions as to Use of Cemtrex, Inc. Subscription Rights Certificates” relating to the rights offering by Cemtrex, Inc. (“Cemtrex”) of non-transferable subscription rights distributed to all holders of record of shares of Cemtrex’s common stock, par value $0.001 per share and warrants, at 5:00 p.m., Eastern time, on _____, 2016 (the “record date”). The rights and units are described in the prospectus.

In the rights offering, Cemtrex is offering an aggregate of up to 1,000,000 units, each unit consisting of one share of our Series 1 Preferred Stock (“Series 1 Preferred”) and two Series 1 Warrants, both as described in the prospectus.

The subscription rights will expire, if not exercised prior to 5:00 p.m., Eastern time, on _____, 2016, unless extended (the “Expiration Time”).

The basic subscription privilege gives our rights holders the opportunity to purchase one unit, consisting of one share of our Series 1 Preferred and two Series 1 Warrants each to purchase one share of our common stock from the date of issuance through its expiration five years from the date of issuance, at a subscription price of $10.00 per unit, subject to proration. We have granted to each stockholder of record as of the record date, one subscription right for every two shares of our common stock owned by such stockholder at that time. For example, if you owned 1,000 shares of our common stock as of 5:00 p.m., Eastern time, on the record date, you would receive 500 subscription rights and would have the right to purchase 500 units for $10.00 per unit with your basic subscription privilege plus an unlimited over-subscription privilege, in each case subject to proration. You may exercise the basic subscription privilege of any number of your subscription rights, or you may choose not to exercise any subscription rights. If you do not exercise your basic subscription privilege in full, you will not be entitled to purchase any units under your over-subscription privilege.

The over-subscription privilege provides each rights holder that fully exercises all of such holder’s basic subscription privilege the opportunity to purchase the units that are not purchased by other rights holders. If you fully exercise your basic subscription privilege, the over-subscription privilege entitles you to subscribe for additional units unclaimed by other holders of subscription rights in the rights offering at the same subscription price per unit. If an insufficient number of units is available to fully satisfy all over-subscription privilege requests, we will allocate the available units, pro rata among those rights holders exercising their over-subscription privilege in proportion to the product (rounded down to the nearest whole number so that the subscription price multiplied by the aggregate number of units does not exceed the aggregate offering amount) obtained by multiplying the number of units such rights holder subscribed for pursuant to the over-subscription privilege by a fraction (A) the numerator of which is the number of unsubscribed units and (B) the denominator of which is the total number of units sought to be subscribed for pursuant to the over-subscription privilege by all holders participating in such over-subscription. The subscription agent will notify subscription rights holders of the number of units, if any, allocated to each holder exercising the over-subscription privilege as promptly as may be practicable after the allocations are completed.

To properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege prior to the expiration of the subscription period. Because we will not know the total number of unsubscribed units prior to the expiration of the rights offering, if you wish to maximize the number of units you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of units available to you, assuming that no rights holder other than you has purchased any units pursuant to its basic subscription privilege and over-subscription privilege.

There may not be sufficient units available to purchase the number of units issuable upon the exercise of your basic subscription privilege or your over-subscription privilege. Cemtrex will only honor over-subscription privileges to the extent sufficient unsubscribed units are available following the exercise of subscription rights under the basic subscription privilege. Cemtrex will not issue more than 1,500,000 units, consisting in the aggregate of 1,500,000 shares of Series 1 Preferred and Series 1 Warrants to purchase up to 3,000,000 shares of common stock.

To the extent the aggregate subscription available to you pursuant to the subscription privileges is less than the amount you actually paid in connection with the exercise of the subscription privileges, you will be allocated only the number of unsubscribed units available to you promptly after the expiration of the rights offering.

To the extent the amount you actually paid in connection with the exercise of the subscription privileges is less than the aggregate subscription price of the maximum number of units available to you, you will be allocated the number of units for which you actually paid in connection with the privilege.

The number of units subscribed is further subject to reduction as a result of tax attribute considerations as described in the prospectus.

Each rights holder will be required to submit payment in full for all the units it wishes to buy. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Cemtrex will not be required to issue units to you if the subscription agent does not receive your payment prior to the Expiration Time, regardless of when you send the subscription payment and related documents, unless you send the documents in compliance with the guaranteed delivery procedures described below. Cemtrex may extend the rights offering by giving oral or written notice to the subscription agent on or before the expiration date. If Cemtrex elects to extend the rights offering, it will issue a press release announcing such extension no later than 9:00 a.m., Eastern time, on the next business day after the most recently announced Expiration Time.

The rights will be evidenced by non-transferable rights certificates, which will cease to have value at the expiration time.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES AND SALES OF SUBSCRIPTION RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request instructions as to whether you wish us to elect to subscribe for any units to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed prospectus. However, we urge you to read the document carefully before instructing us to exercise your subscription rights.

If you wish to have us, on your behalf, exercise the subscription rights for any units to which you are entitled, please so instruct us by completing, executing and returning to us the instruction form on the reverse side of this letter.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise subscription rights on your behalf in accordance with the provisions of the rights offering. The rights offering will expire at the Expiration Time. Once you have exercised the basic subscription privilege or the over-subscription privilege, such exercise may not be revoked.

Additional copies of the enclosed materials may be obtained from Okapi Partners LLC, the information agent for the rights offering. Any questions or requests for assistance concerning the rights offering should be directed to Okapi Partners LLC at (212) 297-0720 or (877) 259-6290 (toll free), or by email at cemtrex@okapipartners.com.

CEMTREX, INC.

NOMINEE HOLDER CERTIFICATION

The undersigned, a broker, custodian bank, trustee, depositary or other nominee holder of subscription rights to purchase units, each unit consisting of one share of our Series 1 Preferred Stock and two Series 1 Warrants, in Cemtrex, Inc. (“Cemtrex”) pursuant to the rights offering described and provided for in the Cemtrex prospectus dated _____, 2016, hereby certifies to Cemtrex, Continental Stock Transfer & Trust Co., as subscription agent for the rights offering, and to Okapi Partners LLC, as information agent for the Rights Offering, that (1) the undersigned has exercised, on behalf of the beneficial owners thereof (which may include the undersigned), the number of subscription rights specified below pursuant to the basic subscription privilege (as described in the prospectus), and on behalf of beneficial owners of subscription rights who have subscribed for the purchase of additional units pursuant to the over-subscription privilege (as described in the prospectus), listing separately below each such exercised basic subscription privilege and the corresponding over-subscription privilege (without identifying any such beneficial owner), and (2) each such beneficial owner’s basic subscription privilege has been exercised in full:

Number of Shares of Common Stock and Warrants Owned on the Record Date	Rights Exercised Pursuant to Basic Subscription Privilege	Number of Units Subscribed For Pursuant to Over-Subscription Privilege

Provide the following information if applicable:

Depository Trust Company (“DTC”)

Participant Number

[PARTICIPANT]

By:
Name:
Title:

DTC Basic Subscription Confirmation Number(s)